UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2020

LHC GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33989	71-0918189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Hugh Wallis Road South, Lafayette, LA 70508
(Address of Principal Executive Offices) (Zip Code)

(337) 233-1307
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LHCG	NASDAQ Global Select Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2020, LHC Group, Inc. (the “Company”) announced that its Board of Directors has appointed Dale G. Mackel to serve as its Executive Vice President, Chief Financial Officer and Treasurer, effective November 2, 2020.  Mr. Mackel replaces Joshua Proffitt as the Company’s Chief Financial Officer, and Mr. Proffitt will continue to serve as the Company’s President.

Mr. Mackel, age 56, joins the Company from BlueCross BlueShield of Nebraska, where he served as executive vice president, finance and administration and chief financial officer since 2016.  Prior to BlueCross BlueShield of Nebraska, Mr. Mackel was the market president for Aetna for Nebraska, Iowa, North Dakota and South Dakota from 2013 to 2016, and chief operating officer and chief financial officer of Coventry Health Care of Nebraska, Iowa and South Dakota from 2008 to 2013. Prior to Coventry Health Care, Mr. Mackel spent 22 years with Motorola in a number of financial, accounting and financial planning and analysis roles. Mr. Mackel has an MBA from the University of Iowa, a bachelor’s degree in finance from the University of Nebraska at Kearney and is a Certified Healthcare Financial Professional. He also serves on a number of not-for-profit community boards.

Mr. Mackel and the Company entered into an employment agreement effective as of November 2, 2020 (the “Employment Agreement”), pursuant to which he will receive an annual salary of $500,000, subject to annual review by the Compensation Committee of the Board.  Mr. Mackel will be eligible to earn an annual bonus based on achievement of performance goals established from year to year by the Compensation Committee, and will be eligible for grants of stock awards under the Company’s long-term incentive plan.  Mr. Mackel will receive a one-time grant of restricted stock having a value equal to $250,000, based on the closing price of the Company’s common stock on November 2, 2020.  The restricted stock vests in equal annual installments over five years, subject to Mr. Mackel’s continued employment with the Company.

Pursuant to the Employment Agreement, in the event Mr. Mackel’s employment is terminated by the Company without Cause or by Mr. Mackel for Good Reason (as such terms are defined in the Employment Agreement), Mr. Mackel would receive a prorated annual bonus for the year of termination, and a severance payment equal to 1.5 times (or 2.5 times, in the event Mr. Mackel’s employment is terminated within two years following a change in control of the Company) the sum of (i) his annual salary in effect as of the termination, and (ii) the greater of the average the annual bonuses he earned for the two fiscal years prior to the termination or his target bonus amount for the year in which the termination occurs.  All of Mr. Mackel’ equity awards would either remain outstanding and continue to vest, provided he complies with applicable non-competition provisions, or, if his termination occurs within two years following a change in control, all of his outstanding equity awards would vest immediately.  If Mr. Mackel elects to continue participation in the Company’s group health plans under COBRA, the Company will pay a portion of such costs for 18 months.

No family relationships exist between Mr. Mackel and any of the Company’s directors or other executive officers. There are no arrangements between Mr. Mackel and any other person pursuant to which Mr. Mackel was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Mackel has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished with this Current Report on Form 8-K:

EXHIBIT NO.	DESCRIPTION

99.1	Press Release dated November 2, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LHC GROUP, INC.

Date: November 2, 2020	By:	/s/ Joshua L. Proffitt
		Name:	Joshua L. Proffitt
		Title:	President